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                                                                    Exhibit 23.2


                        CONSENT OF DELOITTE & TOUCHE LLP



We consent to the incorporation by reference in this registration statement (File No. 333-30196) of Shelbourne Properties III, Inc. on Form S-4 of our reports dated March 17, 2000 appearing in the Annual Report on Form 10-K of High Equity Partners L.P.- Series 88 for the year ended December 31, 1999 and to the use of our report dated December 7, 2000, on our audit of the consolidated balance sheet of Shelbourne Properties III, Inc. as of September 30, 2000 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "EXPERTS" in such Prospectus.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 14, 2000